Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-208120) and the Registration Statement on Form S-8 (File No. 333-208343) of Sequential Brands Group, Inc. of our report dated March 16, 2015 on our audits of the consolidated financial statements of SQBG, Inc. (formerly known as Sequential Brands Group, Inc.) and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended and our report on our audit of the effectiveness of internal control over financial reporting of SQBG, Inc. and Subsidiaries as of December 31, 2014, dated March 16, 2015, which reports are included in the Annual Report on Form 10-K of SQBG, Inc. for the year ended December 31, 2014. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-3 (File No. 333-208120).

/s/ CohnReznick LLP

New York, New York

February 11, 2016